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                                                                   EXHIBIT 99.1

                      THE RELIABLE LIFE INSURANCE COMPANY
                           231 WEST LOCKWOOD AVENUE
                        WEBSTER GROVES, MISSOURI 63119

Dear Reliable Shareholder:

  You should already have received a proxy card and the Proxy
Statement/Prospectus dated August   , 1997, in connection with the proposed
acquisition of The Reliable Life Insurance Company ("Reliable") by Unitrin, Inc. ("Unitrin") in a merger transaction (the "Merger"). You are now receiving with this letter the "Election Form" referred to in the Proxy Statement/Prospectus. As more fully described in the accompanying instructions and the Proxy Statement/Prospectus, you should complete the Election Form and return it in the enclosed envelope (separate from the proxy card) in order to elect to receive either cash or shares of Unitrin common stock, par value $.10 per share ("Unitrin Stock"), if the Merger is consummated.

  Please do not send any of your stock certificates at this time. If the Merger is consummated, you will receive from Unitrin a letter of transmittal to complete and send in with your certificate or certificates.

  By timely and properly completing and returning your enclosed Election Form, you are advising Unitrin how you prefer to exchange your shares of Reliable Class A Common Stock ("Reliable A Stock"). All references to "Reliable A Stock" in this letter, the accompanying instructions and the Election Form include shares of Reliable Class A Common Stock issuable upon conversion of the Reliable Class B Common Stock immediately prior to the Merger. If you elect to receive Unitrin Stock (a "Stock Election") and the Merger is consummated, you will receive a number of shares of Unitrin Stock equal to
2.235 times the number of shares of Reliable A Stock being converted, with any fractional share of Unitrin Stock being paid at $53.25 times that fraction. No fractional shares will be issued. The $53.25 approximates the market value of a share of Unitrin Stock at the time in early May when Unitrin and Reliable announced our agreement in principle.

  If you elect to receive cash (a "Cash Election") and the Merger is consummated, you can be certain that you will receive cash only if the number of shares of Reliable A Stock covered by Stock Elections (and certain Default Stock Elections as described in the Proxy Statement/Prospectus) is at least
81% of all shares of Reliable A Stock outstanding at the time of the Merger. (This 81% measure is intended to permit tax-free exchange treatment for those shareholders making Stock Elections.) To the extent the 81% measure is not met, certain shares of Reliable A Stock covered by Cash Elections, perhaps including yours, will be reallocated to be Stock Elections. The reallocation procedures, like the election procedures (and the federal income tax consequences), are more fully described in the Proxy
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Statement/Prospectus. If you make a Cash Election which is not reallocated and the Merger is completed, the amount of cash (in the form of a check) you will receive will be equal to the number of shares of Reliable A Stock covered by your Cash Election times $119.00.

  Because the exchange ratio is fixed and not based upon the price of Unitrin Stock at the time of the Merger, the value of the Unitrin Stock to be received for a share of Reliable A Stock in the Merger could be greater or less than the cash consideration of $119.00. If the price of Unitrin Stock at the time of the Merger is greater than $53.25 per share, the value of the Unitrin Stock to be received for a share of Reliable A Stock will be greater than $119.00. Conversely, if the price of Unitrin Stock at the time of the Merger is less than $53.25 per share, the value of the Unitrin Stock to be received for a
share of Reliable A Stock will be less than $119.00. As of           , 1997,
the last sale price of a share of Unitrin Stock was $   , which when
multiplied by 2.235 equals $   .

  As further described in the Proxy Statement/Prospectus and subject to approval by Reliable's shareholders, all Reliable Class B Common Stock will be converted into Reliable Class A Common Stock immediately prior to the Merger. For the convenience of those of you who hold Reliable Class B Common Stock, we have already calculated the number of shares of Reliable Class A Common Stock into which your Reliable Class B Common Stock is convertible. The number of shares printed near your name on the address label of the Election Form represents the total number of shares of Reliable A Stock you will own (including the shares of Reliable Class A Common Stock that will be issuable upon conversion of the shares of Reliable Class B Common Stock that you own), assuming the Merger is consummated.

  First Chicago Trust Company of New York, currently the transfer agent for Reliable A Stock and for Unitrin Stock, has also agreed to be the "Exchange Agent" handling the Cash Elections and the Stock Elections. The Exchange Agent's address is set forth on the return envelope which is enclosed for your convenience in returning the completed and signed Election Form.

  If you have any questions or need assistance to complete this Election Form, please contact Gregory P. LaVigne at (314) 968-6742. You may also contact the Exchange Agent by writing to the address set forth on the return envelope of the Election Form or by calling the Exchange Agent at (201) 324-0137.

                                          Sincerely,

                                          Douglas B. Chomeau
                                          Chairman of the Board and
                                          Chief Executive Officer
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                          ELECTION FORM INSTRUCTIONS

  For the definitions of various defined terms used in these instructions, please read the accompanying letter to Reliable Shareholders from Douglas B.
Chomeau dated August   , 1997 and the Proxy Statement/Prospectus dated August
  , 1997.

  1. General. By properly and timely completing (and delivering to the Exchange Agent) the Election Form, you are indicating that you either will receive Unitrin Shares or prefer to receive cash (or both) if the Merger is consummated. If you fail to make a proper and timely election for any or all of your shares, you will be deemed to have made a Stock Election. If the Merger is not consummated, your election(s) and the Election Form will have no effect.

  2. Stock Election. If you elect to receive Unitrin Stock for all shares of your Reliable A Stock, you should mark the "Stock Election" on the Election Form.

  3. Cash Election. If you prefer to receive cash for all shares of your Reliable A Stock, you should mark the "Cash Election" box on the Election Form.

  4. Mixed Stock and Cash Election. If you prefer to receive a mix of Unitrin Stock and cash for all shares of your Reliable A Stock, you should check the "Mixed Stock and Cash Election" box and fill in the blanks with the numbers of your Reliable A shares for which you wish to receive Unitrin Stock and cash, respectively. The sum of the numbers you fill into the two blanks must equal the number of shares printed on the address label on the Election Form.

  5. Deadline for Making an Election. In order for an election to be effective, the Exchange Agent must receive a properly completed Election Form (or facsimile thereof) not later than 5:00 p.m., Central Time, on September
   , 1997 (the "Election Deadline"). If the Exchange Agent has not received your properly completed Election Form by the Election Deadline, you will be considered to have made a Stock Election for all of your Shares of Reliable A Stock.

  6. Change or Revocation of Election; Closing of Stock Transfer Books. If you have made an election, you may change it by forwarding a revised Election Form which reaches the Exchange Agent before the Election Deadline. You may revoke an election by sending the Exchange Agent a written notice or a new Election Form, received by the Exchange Agent prior to the Election Deadline. If you revoke or change your election by timely delivering a later-dated, properly completed Election Form to the Exchange Agent, be careful to mark the box on the reverse side of the later Election Form. After the Election Deadline, you may not change your election. The stock transfer books of Reliable will be closed at the effective time of the Merger, and thereafter there will be no further registration of transfers of Reliable A Shares.

  7. Cash Elections Subject to Allocation. In certain circumstances, a Cash Election made by you may not be honored. All Cash Elections are subject to the allocation procedures set forth in the Agreement and Plan of Reorganization and described in the Proxy Statement/Prospectus under the caption "THE MERGER--Consideration Payable upon Consummation of the Merger--Allocation Procedures."

  8. Completion and Delivery. In order to make a proper election, you must correctly fill out the Election Form or a facsimile of it. After dating and signing it, you are responsible for its delivery to the Exchange Agent before the Election Deadline. DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH THE ELECTION FORM. Although a return envelope is being provided with the Election Form, you may choose any method to deliver the Election Form. You assume all risks of non-delivery. If you ask the post office to send you a receipt of delivery, they will do so at a nominal cost.

  9. Signatures. You must sign the Election Form exactly the way your name appears on the face of the Election Form. If shares of Reliable A Stock are owned by two or more persons, each must sign exactly as his or her name appears on the face of the Election Form. If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or by any other person acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form.

  10. Acknowledgement. By signing the Election Form, you are acknowledging:
(i) that you have received the Proxy Statement/Prospectus dated August   ,
1997, including the copy of the Agreement and Plan of Reorganization included therein, and (ii) that your election is subject to the terms, conditions and limitations set forth in the Proxy Statement/Prospectus.
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UNITRIN, INC.      ELECTION FORM            THE RELIABLE LIFE INSURANCE COMPANY

  The undersigned hereby elects to have the undersigned's shares of Reliable A Stock* converted into the right to receive Unitrin Stock and/or cash as indicated below:

                                   MStock Election. I wish to convert all of
 # of shares of Reliable A Stock     my Reliable A Stock into Unitrin Stock.

 Name(s)
 Street                            MCash Election. I wish to convert all of my
 City, State, Zip                    Reliable A Stock into cash.


                                   MMixed Stock and Cash Election. I wish to
                                     convert         shares of my Reliable A
                                     Stock into Unitrin Stock and
                                     shares into cash (please specify).
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*  The number of shares of Reliable A Stock printed in the box above includes the shares of Reliable A Stock issuable upon the conversion of Reliable B Stock into Reliable A Stock immediately prior to the Merger.

PLEASE SIGN AND DATE THIS CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.
                                                            (SEE REVERSE SIDE.)
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                                                                 (Reverse Side)

If this Election Form revokes or changes an earlier election, please check here: M

The undersigned hereby acknowledges that the election set forth on this Election Form is subject to the terms, conditions and limitations set forth in
the Proxy Statement/Prospectus dated August   , 1997, including the Agreement
and Plan of Reorganization attached as Appendix A thereto. Receipt of the Proxy Statement/Prospectus is hereby acknowledged.

Please sign exactly as your name(s) appear hereon:
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               Signature(s)                            Date(s)

Daytime Telephone: Area Code (   )
(so the Exchange Agent can contact you in case of questions)